Exhibit 99.1

For Immediate Release	Contact: Frank Paci
May 5, 2009	(919) 774-6700

THE PANTRY ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Sanford, North Carolina, May 5, 2009 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its second fiscal quarter ended March 26, 2009.

Net income for the quarter was $6.3 million, or $0.28 per share on a diluted basis, compared with a net loss of $5.1 million, or $0.23 per share, in last year’s second quarter. EBITDA was $49.8 million, compared with $40.1 million a year ago. Net cash provided by operating activities was $18.0 million, compared with $4.9 million in last year’s second quarter. Results for the quarter include $0.18 per share in gains on the extinguishment of debt, reflecting the repurchase of $26 million in principal amount of the Company's outstanding bonds at a discount. Results for last year’s second quarter included $0.23 per share in losses on gasoline hedging positions.

Merchandise revenues for the second quarter were up 2.4% overall and 1.3% on a comparable store basis from last year’s second quarter. The merchandise gross margin was 37.2%, down from 37.5% a year ago but up significantly from 35.5% in the first quarter. Total merchandise gross profit for the quarter was $144.8 million, up 1.6% from the corresponding period a year ago.

Retail gasoline gallons sold in the quarter declined 4.9% overall and 6.4% on a comparable store basis. Excluding diesel gallons, comparable store gallons sold were down 4.4%. Total gasoline revenues fell 44.2%, primarily reflecting a 40.6% decline in the average retail price per gallon, to $1.84. The retail gross margin per gallon was 11.2 cents, compared with 9.0 cents a year ago. Total gasoline gross profit for the quarter was $55.4 million, up 18.1% from last year’s second quarter.

Chairman and Chief Executive Officer Peter J. Sodini said, “We are pleased to report solid second quarter operating results in the face of a continued challenging retail environment. In our merchandise business, comparable sales and gross margins both showed sequential improvement from the first quarter. While gasoline gallons remained soft, our gas margin was relatively strong for the second quarter – historically, the seasonal low point of our fiscal year. The results also benefited from our ongoing expense reduction initiatives.”

For the first six months of fiscal 2009, net income was $45.8 million, or $2.06 per share, compared with a net loss of $1.8 million, or $0.08 per share, in the corresponding period last year. EBITDA for the first half of fiscal 2009 was $161.6 million, up 72.6% from $93.7 million in the first half of fiscal 2008. Net cash provided by operating activities was $106.9 million, compared with $31.2 million in the first half of fiscal 2008.

As previously announced, during the second quarter, the Company repurchased $26 million in principal amount of its outstanding debt for an aggregate purchase price of approximately $19 million, resulting in a pre-tax gain of $6.7 million for the quarter. Year-to-date, the Company has reduced its outstanding debt and lease finance obligations by $53.1 million, while also increasing its cash on hand by $26 million. At the end of the second quarter, the Company had cash and cash equivalents of $242.8 million and an additional $145 million available under its revolving credit facility.

Additionally, the Company agreed to acquire 40 convenience stores, primarily in the Mobile, Alabama market. The acquisition, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the second half of fiscal 2009.

Mr. Sodini commented, “We believe the repurchase of outstanding bonds at a discount and the pending acquisition both represent high-return investments on behalf of our shareholders and are key steps forward in executing our balanced strategy of reducing debt while growing the business.”

The Company is also providing updated guidance ranges for its expected fiscal 2009 performance. The new ranges include the expected impact of the recently enacted federal excise tax increase on cigarettes to support the State Children’s Health Insurance Program:

•	Merchandise revenues – $1.62 billion to $1.66 billion;
•	Retail gasoline sales – 2.02 billion to 2.05 billion gallons;
•	Merchandise gross margin – 35.4% to 36.0%;
•	Retail gasoline gross margin – 14 cents to 15.5 cents per gallon;
•	Store operating and general and administrative expenses – $617 million to $623 million;
•	Depreciation & amortization - $105 million to $107 million;
•	Interest expense – $83 million to $85 million.

These ranges do not account for the impact of the pending acquisition or any other potential acquisition.

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Tuesday, May 5, 2009 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com and www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until May 12, 2009.

Use of Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA is defined by the Company as net income before interest expense, net, gain/loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results and cash flows presented in accordance with GAAP.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of March 26, 2009, the Company operated 1,647 stores in eleven states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the current global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of May 5, 2009. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Six Months Ended
	March 26, 2009	March 27, 2008	March 26, 2009	March 27, 2008
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$389,397	$380,276	$779,513	$775,656
Gasoline	924,240	1,656,703	2,166,605	3,239,624
Total revenues	1,313,637	2,036,979	2,946,118	4,015,280
Costs and operating expenses:
Merchandise cost of goods sold	244,585	237,778	496,020	486,795
Gasoline cost of goods sold	868,801	1,609,764	1,981,025	3,136,528
Store operating	126,677	126,838	257,284	252,976
General and administrative	23,877	22,793	50,362	45,767
Depreciation and amortization	26,273	26,769	53,155	53,411
Total costs and operating expenses	1,290,213	2,023,942	2,837,846	3,975,477

Income from operations	23,424	13,037	108,272	39,803

Other income (expense):
Gain on extinguishment of debt	6,693	—	7,163	—
Interest expense, net	(20,883)	(21,873)	(42,395)	(43,480)
Miscellaneous	56	272	217	462
Total other expense	(14,134)	(21,601)	(35,015)	(43,018)
(Loss) income before income taxes	9,290	(8,564)	73,257	(3,215)
Income tax benefit (expense)	(2,952)	3,485	(27,481)	1,385

Net (loss) income	$6,338	$(5,079)	$45,776	$(1,830)

(Loss) earnings per share:
Net (loss) per diluted shares	$0.28	$(0.23)	$2.06	$(0.08)
Diluted shares outstanding	22,248	22,205	22,241	22,200

Selected financial data:
EBITDA	$49,753	$40,078	$161,644	$93,676
Adjusted EBITDA	$37,975	$28,579	$138,155	$70,905
Merchandise gross profit	$144,812	$142,498	$283,494	$288,861
Merchandise margin	37.2%	37.5%	36.4%	37.2%
Retail gasoline data:
Gallons	492,245	517,421	991,918	1,043,604
Margin per gallon (1)	$0.1120	$0.0899	$0.1857	$0.0978
Retail price per gallon	$1.84	$3.10	$2.14	$3.01
Wholesale gasoline data:
Gallons	11,677	18,155	25,128	36,250
Margin per gallon (1)	$0.0244	$0.0245	$0.0551	$0.0291
Total gasoline gross profit	$55,439	$46,939	$185,580	$103,096

Comparable store data:
Merchandise sales %	1.3%	-3.4%	-0.9%	-1.3%
Gasoline gallons %	-6.4%	-3.4%	-6.9%	-3.1%

Number of stores:
End of period	1,647	1,659	1,647	1,659
Weighted-average store count	1,648	1,644	1,650	1,644

 Notes:

(1)

Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 26, 2009	September 25, 2008

Assets
Cash and cash equivalents	$242,768	$217,188
Receivables,net	71,779	109,050
Inventories	116,373	132,248
Other current assets	30,383	27,551
Total current assets	461,303	486,037

Property and equipment, net	973,312	990,916
Goodwill	627,662	627,653
Other noncurrent assets	60,610	64,124

Total assets	$2,122,887	$2,168,730
Liabilities and shareholders' equity
Current maturities of long-term debt	$4,315	$27,385
Current maturities of lease finance obligations	5,615	5,322
Accounts payable	132,759	171,216
Other accrued liabilities	109,291	121,154
Total current liabilities	251,980	325,077

Long-term debt	790,099	819,115
Lease finance obligations	458,392	459,711
Deferred income taxes	96,971	90,708
Deferred vendor rebates	19,443	20,875
Other	68,788	63,385
Total shareholders’ equity	437,214	389,859

Total liabilities and shareholders’ equity	$2,122,887	$2,168,730

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Six Months Ended
	March 26, 2009	March 27, 2008	March 26, 2009	March 27, 2008

Adjusted EBITDA	$37,975	$28,579	$138,155	$70,905
Payments made for lease finance obligations	11,778	11,499	23,489	22,771
EBITDA	49,753	40,078	161,644	93,676
Gain on extinguishment of debt	6,693	—	7,163	—
Interest expense, net	(20,883)	(21,873)	(42,395)	(43,480)
Depreciation and amortization	(26,273)	(26,769)	(53,155)	(53,411)
Income tax (expense) benefit	(2,952)	3,485	(27,481)	1,385
Net income (loss)	$6,338	$(5,079)	$45,776	$(1,830)

Adjusted EBITDA	$37,975	$28,579	$138,155	$70,905
Payments made for lease finance obligations	11,778	11,499	23,489	22,771
EBITDA	49,753	40,078	161,644	93,676
Gain on extinguishment of debt	6,693	—	7,163	—
Interest expense, net	(20,883)	(21,873)	(42,395)	(43,480)
Income tax (expense) benefit	(2,952)	3,485	(27,481)	1,385
Stock-based compensation	988	860	3,759	1,737
Changes in operating assets and liabilities	(17,527)	(15,568)	(365)	(21,653)
Other	1,879	(2,120)	4,579	(433)
Net cash provided by operating activities	$17,951	$4,862	$106,904	$31,232
Net cash used in investing activities	$(10,127)	$(38,753)	$(35,518)	$(77,555)
Net cash (used in) provided by financing activities	$(19,834)	$25,276	$(45,806)	$23,735